Exhibit 99.1

Dear Shareholders,

I am pleased to report that, yet again, your Company admirably withstood the earnings pressure affected by this extended period of low interest rates. For the quarter ended June 30, 2004, earnings per diluted share increased 14.29% to $0.64, compared to $0.56 per diluted share registered during the second quarter of 2003. Net income after taxes for the recently completed quarter was $5.0 million, which compared favorably to $4.5 million for the same quarter a year ago.

For the six months ended June 30, 2004, earnings per diluted share of $1.22 were up 10.91% compared to $1.10 for the first half of 2003. Net income for the first six months of 2004 increased 7.37% to $9.5 million, up from $8.8 million reported at mid-year in 2003. These results translated into a return on average equity of 15.73% and a return on average assets of 1.40% at June 30, 2004, compared to 14.80% and 1.41%, respectively, for the same six-month period a year ago.

Contributing to these results was the solid balance sheet growth from our combined affiliate banks. Total loans at June 30, 2004, surpassed the billion-dollar mark for the first time in the Company’s history. This represented a 12.23% increase over the levels reported for the same period a year ago. Deposit growth was even more pronounced as recent quarter-end balances were at $964.2 million, up 14.09% from June 30, 2003 levels. Of significance was the fact that demand deposit balances, representing the lowest-cost source of funding on our balance sheet, increased 16.84% from the same period last year.

The recent protracted period of low interest rates resulted in a net interest margin of 3.81% through the first half of this year versus 4.13% at the mid-year point in 2003. The Federal Reserve (the “Fed”) moved the Federal Funds Rate up a ¼ of 1% at the end of June, setting into motion a similar upward adjustment to the Wall Street Journal Prime Rate, a major pricing index used by the banking industry. Loan balances tied to the latter index will provide some measure of increased revenues to the Company going forward. The Company’s internal Asset and Liability Management Committee also continued its efforts to proactively manage our balance sheet during this period of low interest rates, in an effort to augment our revenue stream while maintaining interest rate risk sensitivity. Among steps taken on the asset side of the balance sheet, the Company sold the majority of its 30-year mortgages originated during the past three years, and limited investment portfolio security purchases during this time to an average duration of three to four years. On the liability side of the balance sheet, the Company capitalized on the low interest rate environment by extending maturities on certificates of deposit, both brokered and retail, and term borrowings from the Federal Home Loan Bank of Boston.

The Company also experienced improved performance in the area of non-interest income, further mitigating our narrowing interest margin. Through the first six months of 2004, this critical component of our revenue stream was up $883,000, or 17.60%, over the same period in 2003. Of significance in this revenue category is Acadia Trust, N.A., our wealth management affiliate, which continues to successfully implement its ambitious strategic and operational plans. During the last six months, Acadia Trust, N.A., increased non-interest income 14.42% compared to the mid-year point in 2003. These results are part of our overall goal to increase non-interest income through the delivery of a broader array of financial products and services. In addition, this important component of our organization continues to improve its operational effectiveness and efficiency. For example, Acadia Trust, N.A. recently entered into a strategic alliance with Actuarial Designs and Solutions, a provider of administrative record keeping for retirement plans. Together, these two Maine-based enterprises are providing our business clients with a much more comprehensive level of retirement services, and at considerably less expense to the Company.

During the Company’s 2004 budget and strategic planning processes, we committed to investments in new technology that would ensure our Company’s preparedness for the future, even if it meant a short-term slowdown in our earnings growth. We have moved ahead on several fronts with our technology initiatives, including investing in a new consumer loan origination and processing system that reduces application time and accelerates the loan approval process. In addition, the Company has committed to a software solution that offers a single platform for budgeting, forecasting and financial reporting across the organization. In today’s operating environment, the ability to immediately access a variety of financial metrics, critical to decision-making and execution, is no longer a luxury. In fact it is an absolute necessity, in part due to the regulatory requirements arising out of Sarbanes-Oxley legislation. Armed with more timely and comprehensive information, our managers will be able to respond more effectively and efficiently to changing market dynamics, thus enabling your Company to maintain its competitive edge.

The Board of Directors of the Company approved a dividend of $0.20 per share, payable on July 30, 2004, for shareholders of record on July 15, 2004. This represents an increase of 5.3% over the dividend paid for the same period a year ago. The stock price of Camden National Corporation (AMEX: CAC) ended the second quarter of 2004 at $33.07 per share, an increase of $5.57, or 20.3%, above the closing price at June 30, 2003. Additionally, on June 25, 2004, Camden National Corporation had its listing on the Russell 3000® Index and Russell 2000® Index reaffirmed. Inclusion in the Russell Indexes broadens the exposure of Camden National Corporation’s stock to the wide range of investors who base buying decisions upon a company’s inclusion in these important indexes.

In closing, I would like to share a proud moment for all of us here at Camden National Corporation. On June 6, 2004, the Company honored the memory of one of its finest by naming our Rockport facility, which houses the largest segment of our workforce, the Frederick G. “Ted” Hanley Center. Ted Hanley epitomized what a community banker is all about…trust, respect, fairness and accessibility. All of us here at the Company, who follow in Ted’s footsteps, would be well served to live by these tenets, ones that Ted practiced religiously each and every day of his life. We invite you to stop by the Hanley Center and see for yourself this wonderful tribute to an extraordinary individual.

Sincerely,

Robert W. Daigle

President and Chief Executive Officer

Consolidated Statements of Condition (unaudited)

	June 30,		December 31,
(In thousands, except number of shares & per share data)	2004	2003	2003
Assets
Cash and due from banks	$32,351	$32,723	$37,164
Securities available for sale, at market value	265,116	282,924	302,951
Securities held to maturity	—	—	798
Residential mortgages held for sale	—	337	—
Loans, less allowance for loan and lease losses of $14,520, $14,117 and $14,135 at June 30, 2004 and 2003 and December 31, 2003, respectively	995,521	885,519	952,720
Premises and equipment, net	16,106	16,275	15,739
Goodwill	3,989	3,518	3,518
Other assets	59,272	57,977	57,473

Total assets	$1,372,355	$1,279,273	$1,370,363

Liabilities
Deposits:
Demand	$122,234	$104,613	$119,216
NOW	113,628	102,408	112,116
Money market	204,163	160,516	184,766
Savings	108,893	104,716	108,508
Certificates of deposit	415,312	372,888	376,390

Total deposits	964,230	845,141	900,996
Borrowings from Federal Home Loan Bank	213,083	250,374	277,043
Other borrowed funds	64,994	51,015	61,365
Accrued interest and other liabilities	11,281	11,168	11,253

Total liabilities	1,253,588	1,157,698	1,250,657

Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued 7,670,847 on June 30, 2004 and 8,609,898 shares on June 30, 2003 and December 31, 2003, respectively	2,450	2,450	2,450
Surplus	4,482	5,556	5,353
Retained earnings	112,908	120,175	127,460
Accumulated other comprehensive income
Net unrealized (losses) gains on securities available for sale, net of tax	(1,386)	5,743	2,864
Net unrealized gains on derivative instruments marked to market, net of tax	313	884	536

Total accumulated other comprehensive (loss) income	(1,073)	6,627	3,400

Less cost of 658,930 and 851,248 shares of treasury stock on June 30, 2003 and December 31, 2003, respectively	—	13,233	18,957

Total shareholders’ equity	118,767	121,575	119,706

Total liabilities and shareholders’ equity	$1,372,355	$1,279,273	$1,370,363

Camden National Corporation stock is listed on the American Stock Exchange under the ticker symbol "CAC". Stock prices shown in chart are as of close of trading on the last business day of the month.

Consolidated Statements of Income (unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
(In thousands, except number of shares & per share data)	2004	2003	2004	2003
Interest Income
Interest and fees on loans	$28,475	$27,824	$14,140	$14,049
Interest on securities	6,512	7,973	3,090	3,773
Other interest income	210	297	110	136

Total interest income	35,197	36,094	17,340	17,958

Interest Expense
Interest on deposits	7,164	7,284	3,673	3,611
Interest on borrowings	3,844	4,806	1,850	2,433

Total interest expense	11,008	12,090	5,523	6,044

Net interest income	24,189	24,004	11,817	11,914

Provision for Loan and Lease Losses	165	865	—	445

Net interest income after provision for loan and lease losses	24,024	23,139	11,817	11,469

Other Income
Service charges on deposit accounts	1,866	1,882	970	999
Trust and investment management income	1,576	1,093	811	578
Life insurance earnings	464	368	232	212
Other income	1,995	1,675	1,346	840

Total other income	5,901	5,018	3,359	2,629

Operating Expenses
Salaries and employee benefits	8,664	8,202	4,221	4,143
Premises and fixed assets	2,200	2,197	1,092	1,055
Amortization of core deposit intangible	454	471	223	236
Other expenses	4,445	4,230	2,194	2,064

Total operating expenses	15,763	15,100	7,730	7,498

Income before income taxes	14,162	13,057	7,446	6,600
Income Taxes	4,692	4,237	2,496	2,105

Net Income	$9,470	$8,820	$4,950	$4,495

Per Share Data
Basic earnings per share	$1.23	$1.10	$0.65	$0.56
Diluted earnings per share	1.22	1.10	$0.64	$0.56
Cash dividends per share	$0.40	$0.34	0.20	0.17
Weighted average number of shares outstanding	7,724,485	8,005,919	7,699,523	7,985,028

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Gregory A. Dufour, Chief Banking Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843.